UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report: August 14, 2007
Z-Axis Corporation
(Exact name of registrant as specified in its charter)

Colorado	000-11284	84-0910490
(State or other jurisdiction of	(Commission File Number)	(I.R.S. Employer
incorporation)		Identification No.)
5445 DTC Parkway, Suite 450
Greenwood Village, Colorado 80111
(Address of principal executive offices)
(303) 713-0200
(Registrant’s telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under Exchange Act (17 CFR 240.13e-4(c))

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
On August 2, 2007, the line-of-credit agreement between Z-Axis Corporation and Colorado Business Bank was converted into a promissory note payable. The principal amount of the promissory note is $84,881.80 and terms require that the Company make principal payments of $14,881.80 on August 10, 2007; $15,000 on September 2, 2007; $15,000 on October 2, 2007; $15,000 on November 2, 2007; $15,000 on December 2, 2007 and a final principal and interest payment of $10,084 on January 2, 2008. The promissory note carries a Colorado Business Bank Prime Rate plus 1.5% floating rate and it matures on January 2, 2008. The promissory note is secured by the business assets of the Company including accounts receivable, inventory, property, equipment, negotiable instruments and all other tangible assets, and is personally guaranteed by Mr. Alan Treibitz, the Chief Executive Officer of the Company. The covenants require that the Company maintain a minimum net worth of $500,000 and the debt to tangible net worth ratio shall not exceed 2.2X. All other covenants remain in effect, including those pertaining to restrictions on dividend payments, incurring additional debt, mergers and acquisitions and disposition of assets. Subject to Alan Treibitz and Stephanie Kelso being majority owners of a new entity in conjunction with the proposed sale of the Company’s existing operations and the proposed concurrent exchange with Silicon Mountain Memory, Incorporated (“SMM”), the Bank has provided its approval for the Company to proceed with these transactions and has agreed not to hold SMM liable for repayment of the promissory note.
The promissory note is subject to acceleration upon the occurrence of an Event of Default, as defined in the promissory note agreement, subject to certain cure rights, including in pertinent part the following defaults: (i) failure to make any payment when due; (ii) failure to perform or observe covenants; (iii) insolvency of the Company; and (iv) certain judgments or levies against the Company.
Item 9.01. Financial Statements and Exhibits.
     (d) Exhibits.

Exhibit No.:	Description:

10.1	Change in terms agreement and disbursement request and authorization dated August 2, 2007.
SIGNATURES
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Z-AXIS CORPORATION
By:	/s/ Alan Treibitz
Alan Treibitz
Chief Executive Officer

Date: August 14, 2007

Exhibit Index

Exhibit No.:	Description:

10.1	Change in terms agreement and disbursement request and authorization dated August 2, 2007.

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